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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 33-11703, 33-16529, 33-18717, 33-26003, 33-34919, 33-38536,
33-40879, 33-44305, 33-44333, 33-48890, 33-59098, 33-65190, 33-50999, 33-51275,
33-58017, 33-60213, 33-60215, 333-01211, 333-06403, 333-08651 and 333-15977)
pertaining to the Employee Stock Purchase Plan, 1987 Stock Option Plan, 1986 Incentive Stock Option Plan, 1985 Stock Incentive Program, 1984 Incentive Stock Option Plan, 1982 Stock Option Plan, Directors' Stock Option Plan and Subsidiary Stock Agreement, 1993 Long-Term Incentive Stock Plan and the 1996 Supplemental Non-Executive Equity Incentive Plan of Silicon Graphics, Inc.; the 1990 Stock Option Plan of Wavefront Technologies, Inc.; and the 1988 Employee Share Ownership Plan, 1989 Employee Share Ownership Plan, 1990 Employee Share Ownership Plan, and the 1994 Stock Plan of Alias Research Inc. and the Amended and Restated 1989 Employee Benefit Stock Plan, and 1989 Non-Employee Directors' Stock Option Plan of Cray Research, Inc. of our reports dated July 18, 1997 with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 1997.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
September 26, 1997